MINUTES OF THE SPECIAL MEETING OF THE SHAREHOLDERS

OF WHITEHALL FUNDS TRUST

Held on January 27, 2003

A Special Meeting of the Shareholders (the "Meeting") of the Whitehall Growth Fund (the "Growth Portfolio"), Whitehall Growth and Income Fund (the "Growth and Income Portfolio"), Whitehall High Yield Fund (the "High Yield Portfolio") and Whitehall Income Fund (the "Income Fund Portfolio" and, collectively, the "Funds") of Whitehall Funds Trust (the "Trust"), was held at the offices of PFPC Inc., 760 Moore Road, King of Prussia, Pennsylvania on Monday, January 27, 2003 at 9:00 a.m. (EST).

Present were David Lebisky and Vincenzo Scarduzio of PFPC Inc., administrator to the Trust. Present via teleconference by means of which all persons participating could hear each other were: Robert Saccone of Whitehall Asset Management and Doreen Hudson of Management Information Services Corp. ("MIS"), the proxy soliciting agent of the Trust. Mr. Saccone acted as Chairman of the Meeting and called the Meeting to order. Mr. Lebisky served as Recording Secretary.

Opening Statement of Chairman

The Chairman stated that the matters before the Meeting included the approval of (1) the election of Donald J. Herrema, Lynn S. Birdsong and John R. Preston as Trustees of the Trust to serve until their successors are duly elected and qualified (2) a new Investment Advisory Agreement between the Trust and Whitehall Asset Management, Inc. and (3) any other business as may properly come before the Meeting or any adjournments thereof.

Statement of Formalities

Mr. Lebisky stated for the record that the Board of Trustees had fixed the close of business on December 5, 2002 as the record date for determination of each Fund's shareholders entitled to vote at the Meeting.

Mr. Lebisky stated that the Trust has represented that to solicit timely voting instructions from shareholders, it had sent a Notice of Special Meeting of Shareholders, a Proxy Statement and Proxy Cards to the shareholders entitled to vote.

Mr. Lebisky noted that the Trust's records indicated that, as of the record date, 18,312,558 shares of the Funds were outstanding and entitled to vote at the Meeting. Individually, 11,075,961 shares of the Growth Portfolio were outstanding, 4,364,035 shares of the Growth and Income Portfolio were outstanding, 597,993 shares of the High Yield Portfolio were outstanding and 2,274,569 shares of the Income Portfolio were outstanding.

The Chairman noted that it would be in order for the Notice of Special Meeting of the Shareholders, Proxy Statement and the Proxy Cards to be filed with the minutes of the Meeting.

The Chairman noted that no shareholders were present in person at the Meeting. Pursuant to resolutions adopted by the Board of Directors, the Chairman appointed Ms. Doreen Hudson of MIS to act as Inspector for the Meeting. The Chairman asked Ms. Hudson to report on the number of shares represented at the Meeting in person or by proxy. Ms. Hudson stated that all Proxy Cards were examined and that, of the total outstanding shares of each Fund, 74.73% of the Growth Portfolio was voted, 76.46% of the Growth and Income Portfolio was voted, 78.05% of the High Yield Portfolio was voted and 68.90% of the Income Portfolio was voted, and.

The Chairman noted a quorum was present and the business of the Meeting could proceed.

Consideration of the approval of the election of Three Trustees of the Trust

The Chairman stated that the next order of business was the consideration of the approval of the election of Donald J. Herrema, Lynn S. Birdsong and John R. Preston as Trustees of the Trust to serve until their successors are duly elected and qualified. On a motion duly made by Mr. Lebisky, and seconded by the Chairman (as the persons appointed proxies by the Directors to vote the shares) it was:

RESOLVED, that the election of Donald J. Herrema, Lynn S. Birdsong and John R. Preston as Trustees of the Trust to serve until their successors are duly elected and qualified be, and the same hereby is, approved.

The Chairman asked Ms. Hudson to report on the total number of shares of the Funds outstanding that voted for the approval of each of the nominees. Ms. Hudson reported the following;

Donald J. Herrema

# of Votes Cast % Voted

For 13,457,600 73.49

Withheld 190,324 1.04

Lynn S. Birdsong

# of Votes Cast % Voted

For 13,475,196 73.58

Withheld 172,728 0.94

John R. Preston

# of Votes Cast % Voted

For 13,473,356 73.57

Withheld 174,569 0.95

The Chairman noted that there was a plurality of votes approving the election of each nominee and that each nominee had been elected.

Consideration of THE APPROVAL OF A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE TRUST AND WHITEHALL ASSET MANAGEMENT, Inc._________________________________________________________________________

The Chairman stated that the next item on the agenda was the consideration of the approval of a new Investment Advisory Agreement between the Trust and Whitehall Asset Management, Inc. On a motion duly made by Mr. Lebisky, and seconded by the Chairman (as the persons appointed proxies by the Directors to vote the shares) it was:

RESOLVED, that the new Investment Advisory Agreement between the Trust and Whitehall Asset Management, Inc. be, and the same hereby is, approved.

The Chairman asked Ms. Hudson to report on the number of shares voted for and against the resolution. Ms. Hudson reported that the following votes were recorded:

Approval of the Advisory Agreement for the Growth Portfolio

11,075,961 Total Outstanding Shares of the Portfolio

8,277,175 Total Represented at the Meeting

% of Outstanding % of Shares

Shares Present Voting

For 73.69 For 98.61

Against 0.61 Against 0.82

Abstain 0.42 Abstain 0.56

Approval of the Advisory Agreement for the Growth and Income Portfolio

4,364,035 Total Outstanding Shares of the Portfolio

3,336,910 Total Represented at the Meeting

% of Outstanding % of Shares

Shares Present Voting

For 73.86 For 96.90

Against 0.27 Against 0.35

Abstain 2.33 Abstain 3.05

Approval of the Advisory Agreement for the High Yield Portfolio

597,993 Total Outstanding Shares of the Portfolio

466,773 Total Represented at the Meeting

% of Outstanding % of Shares

Shares Present Voting

For 78.03 For 99.97

Against 0.02 Against 0.03

Abstain 0 Abstain 0

Approval of the Advisory Agreement for the Income Portfolio

2,274,569 Total Outstanding Shares of the Portfolio

1,567,067 Total Represented at the Meeting

% of Outstanding % of Shares

Shares Present Voting

For 68.90 For 100

Against 0 Against 0

Abstain 0 Abstain 0

The Chairman noted that a majority of votes of each Fund had approved the Advisory Agreement.

The Chairman stated that all resolutions were passed in conjunction with the stated business of the Meeting. With no further business brought before the Meeting, the Chairman moved for adjournment. Mr. Lebisky seconded the motion. With no further objection, the Meeting was adjourned.

Respectfully submitted,

__________________

David C. Lebisky

Recording Secretary